Exhibit 3.50

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

COLORADO COUNTY SAND & GRAVEL CO., L.L.C.

This Amended and Restated Operating Agreement (this “Agreement”) of COLORADO COUNTY SAND & GRAVEL CO., L.L.C. (the “Company”) is entered into by Summit Materials Corporation I, Inc., a Delaware corporation, as the sole member (the “Member”) effective as of October 1, 2014.

The Member, by execution of this Agreement, hereby amends, restates and replaces in its entirely that certain Operating Agreement of the Company, dated as of April 11, 2002, pursuant to and in accordance with the Texas Business Organizations Code, as amended from time to time (the “Code”), and hereby agrees as follows:

1. Formation. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2. Name. The name of the Company is Colorado County Sand & Gravel Co., L.L.C. The Member may change the name of the Company at any time and from time to time as permitted by the Code.

3. Purposes. The object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Code.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Texas law on limited liability companies formed under the Code and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5. Principal Business Office. The principal place of business of the Company shall be such place or places as the Member deems appropriate. The Company may locate its places of business at any other place or places, within or outside the State of Texas, as the Member deems advisable.

6. Registered Office and Agent. The address of the registered office of the Company in the state of Texas will be Corporation Service Company, and the name and address of the registered agent of the Company for service of process on the Company in the State of Texas is 211 E. 7th Street, Suite 620, Austin, TX 78701, or such other registered office or registered agent as the Member may from time to time designate in accordance with the Code.

7. Member. The name and the mailing address of the Member are as follows:

Name	Address
Summit Materials Corporations I, Inc.	c/o Summit Materials
1550 Wynkoop, 3rd Floor
Denver, Colorado 80202

8. Limited Liability. Except as otherwise provided by the Code, the Member shall not be liable for any debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, solely by reason of being a member of the Company or acting (or omitting to act) in such capacity or participating in the conduct of the business of the Company.

9. Contributions. The Member may, but is not required to, make capital contributions to the Company.

10. Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Code or other applicable law.

12. Management. Management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Texas. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

13. Officers. The Member may, from time to time in its sole discretion, appoint one or more officers of the Company with such powers, authorities and duties as the Member may decide. The Member may in its sole discretion remove any such officer at any time, with or without cause. The initial officers of the Company shall be:

Bryan Kalbfleisch (President)

Johnny Cook (Vice President)

Steve Rhodes (Vice President)

Shane Evans (Vice President)

Clint Pulley (Vice President)

Michael Brady (Vice President)

Anne Benedict (Secretary)

John (Mick) McKirahan (Treasurer)

Anthony Keenan (Assistant Secretary)

Jennifer Rose (Assistant Treasurer)

14. Waiver of Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Member or on any subsequent member. Furthermore, the Member and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be established or implied by the Code or any applicable law, and in doing so, acknowledge and agree that the duties and obligation of the Member to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Member, or of any subsequent member, otherwise existing at law or in equity replace such other duties and liabilities of the Member or of any subsequent member.

15. Exculpation and Indemnification.

(a) The Member shall not be liable to the Company or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable for any such loss, damage or claim incurred by reason of the Member’s gross negligence or intentional misconduct.

(b) To the fullest extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of the Member’s gross negligence or willful misconduct with respect to such acts or omissions.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers any of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If a Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

18. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Code, or (iii) the entry of a decree of judicial dissolution under Section 11.305 of the Code.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be distributed in the manner, and in the order of priority, set forth in Section 11.053 of the Code.

19. Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

20. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 3rd day of October, 2014

Summit Materials Corporations I, Inc., a Delaware limited liability company

By:	/s/ Michael Brady
Name:	Michael Brady
Title:	President